Exhibit 10.40

Chicago (O’Hare) (Hilton Garden Inn)

PURCHASE CONTRACT

between

CHICAGO RIVER ROAD LODGING ASSOCIATES, L.L.C. (“SELLER”)

(“SELLER”)

AND

APPLE TEN HOSPITALITY OWNERSHIP, INC. (“BUYER”)

AND

RAYMOND MANAGEMENT COMPANY, INC.
(“INDEMNITOR”)

Dated: May 27, 2011

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8.4	Employees	17

8.5	Estoppel Certificates	18

8.6	Access to Financial Information	18

8.7	Bulk Sales	18

8.8	Indemnification	18

8.9	Escrow Funds	21

8.10	Liquor Licenses	21

ARTICLE IX	CONDITIONS FOR CLOSING	21

9.1	Buyer’s Conditions for Closing	21

9.2	Seller’s Conditions for Closing	22

ARTICLE X	CLOSING AND CONVEYANCE	22

10.1	Closing	22

10.2	Deliveries of Seller and Indemnitor	23

10.3	Buyer’s Deliveries	24

ARTICLE XI	COSTS	25

11.1	Seller’s Costs	25

11.2	Buyer’s Costs	25

ARTICLE XII	ADJUSTMENTS	25

12.1	Adjustments	25

12.2	Reconciliation and Final Payment	27

12.3	Employees	27

ARTICLE XIII	CASUALTY AND CONDEMNATION	27

13.1	Risk of Loss; Notice	27

13.2	Buyer’s Termination Right	28

13.3	Procedure for Closing	28

ARTICLE XIV	DEFAULT REMEDIES	28

14.1	Buyer Default	28

14.2	Seller Default	29

14.3	Attorney’s Fees	29

ARTICLE XV	NOTICES	29

ARTICLE XVI	MISCELLANEOUS	30

16.1	Performance	30

16.2	Binding Effect; Assignment	30

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16.3	Entire Agreement	30

16.4	Governing Law	30

16.5	Captions	30

16.6	Confidentiality	30

16.7	Closing Documents	30

16.8	Counterparts	30

16.9	Severability	31

16.10	Interpretation	31

16.11	(Intentionally Omitted)	31

16.12	Further Acts	31

16.13	Joint and Several Obligations	31

ARTICLE XVII	JOINDER BY INDEMNITOR	32

17.1	Indemnification by Indemnitor	32

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	Existing Loan Information

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of May 27, 2011, by and between CHICAGO RIVER ROAD LODGING ASSOCIATES, L.L.C., a Wisconsin limited liability company (“Seller”) with a principal office at 8333 Greenway Boulevard, Suite 200, Middleton, Wisconsin 53562 and APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”), and joined in by Raymond Management Company, Inc., a Wisconsin Corporation (“Indemnitor”), with its principal office at 8333 Greenway Boulevard, Suite 200, Middleton, Wisconsin 53562.

RECITALS

A. Seller is the fee simple owner of that certain 251-room hotel property commonly known as the Hilton Garden Inn Chicago O’Hare Airport, located at 2930 South River Road, Des Plaines, Illinois 60018 (the “Hotel”) identified in Exhibit A attached hereto and incorporated by reference.

          B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

          “Additional Deposit” shall mean $125,000.00.

          “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

          “Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

          “Brand” shall mean Hilton Garden Inn, the hotel brand or franchise under which the Hotel operates.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

          “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

          “Closing Date” shall have the meaning set forth in Section 10.1.

          “Contracts, Plans and Specs” shall mean all construction plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports, in Seller’s possession or control.

          “Deed” shall have the meaning set forth in Section 10.2(a).

          “Deposits” shall mean, to the extent assignable, all prepaid rents and any cash balances in lender required reserves for replacement of FF&E and for capital repairs and/or improvements (“Lender Required Reserves”), refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

          “Due Diligence Examination” shall have the meaning set forth in Section 3.2.

          “Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

          “Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

          “Escrow Agent” shall have the meaning set forth in Section 2.6(a).

          “Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

          “Exception Documents” shall have the meaning set forth in Section 4.2.

          “Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

          “Existing Loan” shall mean the loan identified on Exhibit H.

          “Existing Lender” shall mean the lender identified on Exhibit H.

          “Existing Management Agreement” shall mean that certain management agreement between the Seller and the Manager for the operation and management of the Hotel.

          “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B (which list will not include the mechanical fixtures, elevators, and all similar items which are fixtures of the Hotel).

          “FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

          “Financial Statements” shall have the meaning set forth in Section 3.1(b).

          “Franchisor” shall mean Hilton Worldwide, Inc. or its Affiliate.

          “Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

          “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

          “Indemnification Agreement” shall have the meaning set forth in Article XVII.

          “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Initial Deposit” shall have the meaning set forth in Section 2.6(a).

          “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

          “Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

          “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

          “Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

          “Liquor Licenses” shall have the meaning set forth in Section 8.10.

          “Manager” shall mean Raymond Management Company, Inc.

          “New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

          “New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

          “Other Property” shall have the meaning set forth in Section 16.14.

          “Pending Claims” shall have the meaning set forth in Section 7.1(e).

          “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

          “Personal Property” shall mean, collectively, all of the Property other than the Real Property.

          “PIP” shall mean a product improvement plan for any Hotel, as required by the Manager or the Franchisor, if any.

          “PIP Escrow Agreement” shall have the meaning set forth in Section 11.1.

          “Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

          “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames (except “Cool Pool” tm, the right to which Seller shall retain), Contracts, Plans and Specs and FF&E Leases.

          “Purchase Price” shall have the meaning set forth in Section 2.3.

          “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

          “Records” shall mean all books, records, promotional material, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), any marketing plan prepared in connection with Seller’s current annual operating budget (including, without limitation, all documentation relating to any pending litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and all construction warranties and guaranties in effect at Closing and copies of the record plans and specifications for the Hotel, as available.

          “Release” shall have the meaning set forth in Section 7.1(f).

          “Review Period” shall have the meaning set forth in Section 3.1.

          “SEC” shall have the meaning set forth in Section 8.6.

          “Seller Liens” shall have the meaning set forth in Section 4.3.

          “Seller Parties” shall have the meaning set forth in Section 7.1(e).

          “Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

          “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

          “Survey” shall have the meaning set forth in Section 4.1.

          “Third Party Consents” shall have the meaning set forth in Section 8.3.

          “Title Commitment” shall have the meaning set forth in Section 4.2.

          “Title Company” shall have the meaning set forth in Section 4.2.

          “Title Policy” shall have the meaning set forth in Section 4.2.

          “Title Review Period” shall have the meaning set forth in Section 4.3.

          “Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer to the extent Seller has any right to make such assignment).

          “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

          “Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchise or any other Licenses assumed by Buyer and the Existing Loan), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

          2.2 Intentionally Deleted.

          2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of THIRTY-EIGHT MILLION and No/100 Dollars ($38,000,000.00) (the “Purchase Price”).

          2.4 Allocation. Buyer and Seller shall acting reasonably, in good faith, and based on objective standards and appraisals of value, on an “open-book” basis, attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

          2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, less the outstanding principal balance of the Existing Loan, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

          2.6 Earnest Money Deposit.

                    (a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Twenty-five Thousand and No/100 Dollars ($125,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

                    (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

                    (a) All Warranties and Licenses currently in force relating to the Hotel or any part thereof;

                    (b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

                    (c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

                    (d) To the extent available and in Seller’s possession, engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information, as well as copies of all environmental reports and information, topographical, boundary or “as built”

surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

                    (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

                    (f) All notices received from governmental authorities in connection with the Hotel that relate to any noncompliance or violation of law that has not been corrected.

                    (g) All documents related to the Existing Loan.

          Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours or as otherwise agreed, Records located at Seller’s corporate offices including items identified in 3.1(a)-(f) above, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property. Seller and Buyer shall also agree during the Review Period which FF&E Leases shall be assumed by Buyer. Failure, to agree on FF&E Leases shall give either party the right to terminate the agreement.

          3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence

Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents, employees or contractors, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

          3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein prior to the end of the Review Period, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6. Silence by Buyer through the end of the Review Period shall be deemed approval of all information on the foregoing exhibits.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

          4.2 Title. Seller has delivered to Buyer its existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain, at its sole cost and expense, for the Property (i) a Commitment for Title Insurance (the “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Suite 200, Dallas, TX 75240 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment during the Title Review Period, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within ten (10) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” Regardless of whether Buyer does not object to same, in no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (including FF&E or other equipment financing or leases other than the lease of a passenger van which shall be assumed by Buyer) attributable to a claim arising prior to the Closing Date (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

          4.4 Existing Loan. Seller represents and warrants that the Existing Loan is the only indebtedness secured by the Property and that the information contained on Exhibit H is true, correct and complete. Neither Seller nor any guarantor is in default or breach of any provisions of the documents evidencing the Existing Loan and no event or circumstance has occurred or exists which but for the passage of time would be a default under the Existing Loan. At Closing, Buyer shall assume the Existing Loan and Buyer shall pay all administrative fees, assumption fees and underwriting costs, if any, charged by the Existing Lender in connection with said assumption. Seller shall cooperate with Buyer in Buyer’s efforts related to the assumption of the Existing Loan including executing such applications, certificates and other documents required by the Lender and providing any information required by the Lender in connection with the assumption of the Existing Loan. Seller shall be responsible for the costs of its attorneys, and Buyer shall be responsible for the costs of its attorneys. In addition, Buyer shall be responsible for the cost, if any, of Existing Lender’s attorneys, related to the assumption of the Existing Loan.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

          At or prior to the Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall enter into the New Management Agreement and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement. Buyer shall be responsible for paying all reasonable and actual costs of the Franchisor related to the assignment or termination, as applicable, of the Existing Franchise Agreement. Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement, and Seller and Buyer shall diligently pursue obtaining the same. As a condition to Buyer’s and Seller’s obligation to close under this Contract, Buyer and Manager shall agree, on or before the expiration of the Review Period, on the form and substance of the New Management Agreement.

ARTICLE VI
BROKERS

          Seller and Buyer each represents and warrants to the other that, except for Hodges, Ward Elliott, Inc. for who’s fees and commissions Seller shall be solely responsible, it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Seller’s and Indemnitor’s Representations, Warranties and Covenants. Seller and the Indemnitor hereby represent, warrant and covenant to Buyer as follows:

                    (a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Wisconsin. Indemnitor is a corporation duly authorized, validly existing and in good standing in the State of Wisconsin. Each of Seller and Indemnitor has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract (except as otherwise noted in Exhibit “D”) and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller or Indemnitor of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller and Indemnitor (assuming the consents set forth in Exhibit “D” are obtained). Neither the execution nor the performance of, or compliance with, this Contract by Seller or Indemnitor has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, Indemnitor or to the Hotel (except as set forth in Exhibit “D”); provided, however, the assumption of the Existing Loan by Buyer is subject to the consent and approval of the Existing Lender.

                    (b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

                    (c) Bankruptcy. None of Seller, Indemnitor, or, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s or Indemnitor’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties, FF&E Leases and other agreements disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties, FF&E Leases and other agreements disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

                    (e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, Indemnitor, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s or Indemnitor’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

                    (f) Environmental. With respect to environmental matters, to Seller’s and Indemnitor’s knowledge and except as described in Exhibit “E,” (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies, equipment maintenance supplies, and chlorine and other chemicals for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) except as disclosed on Exhibit “E” there is not currently and, to Seller’s and Indemnitor’s knowledge, never has been any mold, fungal or other microbial growth in or on the Property, or existing conditions within the Property that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, and is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

                    (g) Title and Liens. Except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property. All FF&E (except for FF&E Leases), including vehicles if any, shall be lien free at Closing.

                    (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s and Indemnitor’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

                    (i) Licenses, Permits and Approvals. Neither Seller nor Indemnitor has received any written notice, and neither Seller nor Indemnitor has knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To Seller’s and Indemnitor’s knowledge, Seller has received all material licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s or Indemnitor’s knowledge requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

                    (j) Financial Statements. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, and (ii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer.

                    (k) Employees. All employees employed at the Hotel are the employees of Seller, the Manager or an affiliate. There are, to Seller’s and Indemnitor’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

                    (l) Operations. To Seller’s and Indemnitor’s knowledge, the Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

                    (m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. To Seller’s knowledge, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement and all other requirements of the Manager and the Franchisor, including all “brand standard” requirements of the Manager and the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

                    (n) Construction of Hotel.

                    (i) To Seller’s and Indemnitor’s knowledge the Hotel has been constructed in a good and workmanlike manner without encroachments not disclosed on the Survey and in accordance in all material respects with the record plans and specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) To Seller’s and Indemnitor’s knowledge the Personal Property is in good condition and operating order.

                    (iii) To Seller’s and Indemnitor’s knowledge, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property, or otherwise provided for such that the Hotel may operate.

          Notwithstanding the foregoing, Buyer acknowledges that it is being given a full opportunity to completely inspect the Property, the operation thereof, and the financial and other information in connection therewith. In addition, Buyer represents and warrants that it will inspect the Property and, if it elects to close the transaction, will be familiar with and satisfied with the condition of Property including, without limitation, the location, condition, layout and physical condition of the Property and surrounding areas, geotechnical data, surface, soil and subsurface conditions of the Property and all structural matters related thereto. Therefore, except as specifically provided in this Agreement, Seller is conveying and Buyer is accepting the property in strictly “AS IS” condition with all faults and, except for the specific warranties and representations provided in this Agreement, Seller is not making any further warranties or representations, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose. Buyer represents and warrants that, Buyer is experienced in the acquisition of real property, including lodging properties, and that as of the Closing Date, Buyer will be familiar with the Property and will have made such independent investigations as Buyer deems necessary or appropriate concerning the Property. If Buyer elects to proceed with the purchase of the Property, any objections which Buyer may have with respect to the Property shall be waived by the Buyer. All warranties and representations contained in this Agreement shall survive the Closing of this transaction for a period of twelve (12) months after Closing. No suit, cause of action, demand or other claim of any nature whatsoever shall be made under the foregoing representations, warranties and covenants unless the aggregate amount of Buyer’s direct out-of-pocket losses (not including, by way of example only, any diminution in the value of the Property) resulting from the inaccuracy or breach of such representations, warranties and covenants exceeds, in the aggregate, Fifty Thousand and no/100ths ($50,000.00) dollars. (the Agreed-Upon Limit”). The Agreed-Upon Limit shall not apply to subsections 7.1(d), (e), (g), and (i) above, Section 8.8 below (except as provided in 8.8(a)(ii)) or errors in the proper calculation of closing credits or changes including, but not limited to, Seller’s Costs and Buyer’s Costs under Article XI, below, and Adjustments under Article XII, below.

          7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

                    (a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

                    (b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

          7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations, warranties and covenants made herein shall survive Closing for a period of one (1) years and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

          8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

                    (a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

                    (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

                    (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

                    (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

                    (e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

                    (f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

                    (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

                    (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

                    (i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

          Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, delayed or conditioned enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

          8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer (other than the Franchisor, liquor licenses, and all related licenses, permits or approvals which require issuance in Buyer’s name) or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

          8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreements.

          8.5 Estoppel Certificates. Seller shall obtain from (i) each tenant under any Lease affecting the Hotel which results in annual revenue greater than $12,000 (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease in excess of $100,000 for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

          8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

          8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

          8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

                    (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof (except as expressly provided therein), Seller hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates and its and such Affiliates’ officers, shareholders and employees from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract but subject to the Agreed-Upon Limit;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract or otherwise;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

                    (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotel or the ownership, use of or operation of its Property after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

                    (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

                              (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                              (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

                              (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                              (iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                              (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

          8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1)

year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. All earnings accrue to Seller and Seller may direct investment thereof. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 1-year period, the Escrow Funds deposited by Seller shall be released to Seller.

          8.10 Liquor Licenses. As a condition to Buyer’s obligations under this Contract, (i) the Manager or an Affiliate thereof approved by Buyer shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an Affiliate of the Manager, the Hotel has the right to use such Liquor License, (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing.

ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

                    (a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

                    (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

                    (d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, the Manager or an Affiliate thereof approved by Buyer at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

                    (e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

                    (f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

                    (g) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated.

                    (h) Buyer and the Manager shall have executed and delivered the New Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

                    (i) The Existing Lender shall have approved and authorized the closing of the assumption of the Existing Loan by Buyer.

          9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately paid to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

                    (a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

                    (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is the later to occur of (a) fifteen (15) business days after expiration of the Review Period or (b) receipt by Buyer of the New Franchise Agreement, or (c) the date that Existing Lender has unconditionally committed to close on the assumption of the Existing Loan by, and consent to the transfer of the Property to, Buyer; provided that in each case all conditions to Closing by Buyer hereunder have been satisfied. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

          10.2 Deliveries of Seller and Indemnitor. At Closing, Seller or Indemnitor, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

                    (a) Deed. A Special Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

                    (b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election and if permitted by applicable law, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

                    (c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

                    (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames (except “Cool Pool”TM), Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

                    (e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

                    (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the

Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

                    (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

                    (h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

                    (i) Authority Documents. Certified copy of resolutions of the Managing Members of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

                    (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

                    (l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

                    (m) Indemnification Agreement. At Closing, Indemnitor shall deliver to Buyer the Indemnification Agreement.

                    (n) PIP Escrow Agreement. At Closing, Seller shall deliver the PIP Escrow Agreement.

          10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

                    (a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.3.

                    (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

                    (c) Counterpart to assignments of the Hotel Contracts pursuant to which Buyer agrees to perform assumed contracts and to hold Seller harmless therefrom.

                    (d) Counterpart to Indemnification Agreement.

                    (e) Execution of a new Franchise Agreement.

                    (f) Execution of Management Agreement with Indemnitor.

                    (g) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (h) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

          All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives as well as all transfer and recordation taxes (except any related to the clerk’s fee or per page fee for recording of the deed), including, without limitation, all transfer, mansion, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property including, without limitation, all mortgages (other than the Existing Loan), liens, vehicle loans/leases and all other loans. Seller shall also be responsible for any fees for the performance of the property improvement plan (PIP) review and report by the Franchisor and the cost of completing the PIP items (including a full soft-goods renovation), whether such costs are to be incurred before or after Closing. To the extent any PIP items are not completed prior to Closing, Escrow Agent shall withhold the amount necessary to complete all PIP items from Seller’s proceeds of sale and shall hold such funds in an escrow account and pursuant to a PIP escrow agreement to be executed and delivered at Closing (the “PIP Escrow Agreement”). Seller shall be authorized to use Lender Required

Reserves for completion of the PIP and the PIP Escrow Agreement shall so provide. Seller shall not be required to restore Lender Required Reserves and it is the understating of both Seller and Buyer that once the PIP has been completed, the Lender Required Reserve account balance will likely be reduced to zero ($0). To the extent that the cost of the PIP exceeds the Lender Required Reserve account balance, Seller shall be responsible for those additional costs. The PIP Escrow Agreement shall also expressly permit the immediate reimbursement or direct payment of deposits required for purchase orders for items to be included in the PIP, including without limitation, all soft goods. In addition, the PIP escrow Agreement shall permit monthly progress payments for work that extends beyond the Closing Date. The amount of the monthly progress payment shall equal the estimated completion percentage for the PIP as confirmed and approved by a representative of Buyer.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable).

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

                    (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

                    (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

                    (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

                    (d) Accounts. All Lender Required Reserves (as adjusted pursuant to Section 11.1 above), as well as all FF&E accounts, and all PIP accounts, but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits, shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

                    (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

                    (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall be split equally between Buyer and Seller.

                    (g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

                    (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

                    (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract or otherwise, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

                    (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

                    (k) Existing Loan Interest. Interest on the outstanding principal balance of the Existing Loan shall be prorated between Seller and Buyer as of the Closing Date with interest up to and including the Closing Date being allocated to Seller. If interest is paid to the Existing

Lender in arrears, then Seller shall credit Buyer with the interest payment for the month in which Closing occurs.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date; provided, however, failure to make a final reconciliation within 180 days shall not relieve the parties’ obligations under this section to make a final reconciliation. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the Manager or Affiliate of Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

          14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for damages, specific performance and all other rights and remedies available at law or in equity. In the absence of an election of remedy on or before the end of any cure period (but in no event later than thirty (30) days after initial notice of default), the remedy set forth in 14.2(i) above shall be deemed elected.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, then the non-prevailing party shall reimburse the prevailing party for the prevailing party’s reasonable attorneys’ fees, costs and expenses.

          14.4 Limitation of Claims. No claim on account of a Seller default under Section 14.2 above, shall be brought against Seller unless damages exceed the Agreed-Upon Limit. Any such claim of Seller default which does not result in the termination of this Offer must be asserted within one (1) year of the Closing Date or it shall be deemed waived.

ARTICLE XV
NOTICES

          All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Ten Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:	Apple REIT Ten, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 344-8129

If to Seller:	Chicago River Road Lodging Associates, L.L.C. c/o Raymond Management Company 8333 Greenway Blvd., Ste. 200 Middleton, WI 53562 Attention: Bob Bruni Fax No.: (608) 662-8365

If to Indemnitor	Raymond Management Company 8333 Greenway Blvd., Ste 200 Middleton, WI 53562 Attn: Bob Bruni

Fax No.: (608) 662-8365

          Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

          16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State in which the Real Property is located (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 (Intentionally Omitted)

          16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party, the Franchisor, licensing authority, or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

          16.13 Joint and Several Obligations. If Seller consists of more than one person or entity (but not including member or members of Seller), each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

ARTICLE XVII
JOINDER BY INDEMNITOR

          17.1 Indemnification by Indemnitor. Indemnitor hereby covenants and agrees that:

                    (a) Indemnitor is and shall be jointly and severally liable with Seller for the performance of all of Seller’s obligations and liabilities under this Contract and all documents and instruments executed in connection therewith, including, without limitation, all of Seller’s obligations and liabilities that survive Closing;

                    (b) The obligations of Indemnitor hereunder shall not be limited, diminished or impaired in any way by virtue of any right or remedy Buyer may have against Seller under this Contract or by virtue of any other provision of this Contract;

                    (c) Buyer shall not be obligated to proceed first against Seller before resorting to Indemnitor under this Article XVII for payment and performance;

Indemnification claims and procedures with respect to the indemnification obligations of Indemnitor under this Article XVII shall be consistent with those provided for in Section 8.8(c) of this Contract. Seller shall cause Indemnitor to provide, and Indemnitor shall provide, at Closing an indemnification agreement in form and substance satisfactory in form and substance to Buyer with respect to the foregoing indemnifications (the “Indemnification Agreement”), which shall be a condition to Buyer’s obligation to close under this Contract. Except as provided in this Contract, the covenants, agreements, representations and warranties of Indemnitor set forth in this Article XVII shall be continuing, and shall not be deemed to merge into or be waived by the Deeds or other closing documents and shall survive Closing on the Property.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

CHICAGO RIVER ROAD LODGING ASSOCIATES, L.L.C., a Wisconsin limited liability company

By:

By:	/s/ C.J. Raymond

Name: C.J. Raymond
Title: Managing Member

INDEMNITOR:

RAYMOND MANAGEMENT COMPANY, INC, a Wisconsin Corporation

By:	/s/ C.J. Raymond

Name: C.J. Raymond
Title: President

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ David Buckley

Name: David Buckley
Title: Vice President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

THAT PART OF THE EAST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 33 AND OF THE WEST 1/2 OF THE SOUTHWEST 1/4 OF SECTION 34, TOWNSHIP 41 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WEST LINE OF THE EAST 1/2 OF THE OF THE SOUTHEAST 1/4 OF SECTION 33 AFORESAID 1442.10 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE NORTH 87 DEGREES 35.5 MINUTES EAST PARALLEL WITH THE NORTH LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 33 AND THE NORTH LINE OF THE SOUTHWEST 1/4 OF SECTION 34 AFORESAID 1843.76 FEET TO THE CENTER OF RIVER ROAD IN THE AFORESAID SECTION 34; THENCE NORTH 17 DEGREES 33.25 MINUTES WEST ALONG THE CENTER OF SAID ROAD, A DISTANCE OF 513.92 FEET TO A POINT OF BEGINNING; THENCE WEST ALONG A LINE PARALLEL TO THE NORTH LINE OF THE SOUTHWEST 1/4 OF SAID SECTION 34 AND THE NORTH LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 33, 622.40 FEET MORE OR LESS TO THE EASTERLY LINE OF PARCEL T-9A1.1 CONVEYED TO THE ILLINOIS STATE TOLL HIGHWAY COMMISSION BY WARRANTY DEED RECORDED DECEMBER 2, 1957 AS DOCUMENT 17078113; THENCE NORTHERLY 153.37 FEET ALONG A LINE WHICH MAKES AN ANGLE OF 100 DEGREES 41 MINUTES 58 SECONDS TO THE LEFT OF THE LAST DESCRIBED LINE; THENCE EASTERLY 285 FEET ALONG A LINE WHICH MAKES AN ANGLE OF 84 DEGREES 55 MINUTES 06 SECONDS TO THE RIGHT OF THE LAST DESCRIBED LINE EXTENDED; THENCE NORTHWESTERLY 95.30 FEET MORE OR LESS ALONG A LINE WHICH MAKES AN ANGLE OF 90 DEGREES 00 MINUTES 00 SECONDS TO THE LEFT OF THE LAST DESCRIBED LINE EXTENDED TO ITS INTERSECTION WITH A LINE 625.41 FEET AS MEASURED ALONG THE WEST LINE OF THE SOUTHWEST 1/4 OF SAID SECTION 34 SOUTH OF THE NORTH LINE OF THE SOUTHWEST 1/4 OF SAID SECTION 34; THENCE EAST ALONG A LINE PARALLEL WITH THE NORTH LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 33 AND PARALLEL WITH THE NORTH LINE OF THE SOUTHWEST 1/4 OF SAID SECTION 34, A DISTANCE OF 318.56 FEET MORE OR LESS TO ITS INTERSECTION WITH THE CENTER LINE OF RIVER ROAD AND THENCE SOUTHEASTERLY ALONG THE CENTER LINE OF RIVER ROAD 331.33 FEET MORE OR LESS TO THE POINT OF BEGINNING (EXCEPT THAT PART CONVEYED TO THE ILLINOIS HIGHWAY AUTHORITY BY DEED RECORDED AS DOCUMENT NUMBER 26916956 AND DESIGNATED ON NORTHERN ILLINOIS TOLLWAY PLAT AS PARCEL T-94-1-001), IN COOK COUNTY, ILLINOIS.

EXHIBIT B

LIST OF FF&E

O’HARE AIRPORT HILTON GARDEN INN
Listing of Furniture, Fixtures & Equipment
As of March 31, 2011

Location = 30-Room F&F
000043	ADA desk w/o drawer (10)
000044	ADA Hospitality Center (10)
000045	ARTWORK @ GUESTROOMS
000047	Custom Mirror @ King Parlor Su
000048	Desk with lap drawer (244)
000049	Drapes
000050	GR Closet Shelving Install
000051	Graco Pack ‘N Play Crib (12)
000052	Granite Tops - TV stands, dressers (506)
000053	HANGER CLOSET UNIT - 48” (242)
000054	Hospitality Center L- (112)
000055	Hospitality Center R- (132)
000057	King headboards (150)
000058	King Sleep System (1)
000059	Lamps - Desk
000060	Lamps - Floor
000061	Lamps - Night Stands
000062	Light Fixtures - Bath Wall Sconces
000063	Light Fixtures - Ceiling
000064	LOUNGE CHAIR (253)
000065	LUGGAGE STANDS (254)
000066	MATTRESS & FRAMES - KING (149)
000067	MIRROR @ BATHROOM (244)
000068	MIRROR @ BATHROOM ADA (8)
000069	MIRROR @ DESK (254)
000070	OTTOMAN (253)
000071	QUEEN BED FRAME (206)
000072	QUEEN BED SET (206)
000073	Queen headboard (206)
000074	Side table 18x20 (253)
000075	Single drawer night stand (403)
000076	Stow-Away Bed (11)
000077	SWIVEL DESK CHAIR (277)

2

000078	Tissue Box Covers
000079	TV Chest (253)
000081	Wastebaskets
Location = 35-Rm Equip
000082	Alarm Clock Radio (276)
000083	Coffee Maker (258)
000084	Compact Hair Dryer (264)
000085	Iron (Sunbeam) (258)
000086	Ironing Board (258)
000087	Ironing Organizer (258)
000088	Microwave Oven (254)
000089	Refrigerator, Black (254)
000090	Telepones
000348	Microwaves (5)
000447	TV Mounts
000448	TV 32” LCD (255)
Location = 40-Hotel F&F
000092	20” Table @ Pool (4)
000093	36” Table @ Pool (4)
000094	Arm Chair @ Lobby (32)
000095	Artwork @ Lobby
000096	Auto Transfer Switch, Emerg Generator
000097	Bar & Cabinets
000098	Blinds - Breakrooms
000099	Breakroom Chairs(15) & Tables (3)
000100	Cabinet, Fire-Safe
000101	Cabinets/Millwork
000102	Canopy
000106	Chaise Lounge @ Pool (3)
000107	Chandelier
000108	Coat Racks (4)
000109	Computer Rm Shelving
000111	Countertops
000112	Door Operators, Sliding Entrance
000113	Drapes - Valance Boards
000114	Drapes @ Common Area
000115	End Table @ Lounge (4)
000116	Fire Extinguishers & Cabinets
000119	Folding Partitions
000121	Garden Bench 4’ (2)
000123	Information Kiosk
000126	Interior Silk Plants

3

000127	Lamps @ Common Area
000128	Lantern @ Fireplace (2)
000129	Light Fixture @ Dining (6)
000130	Light Fixtures - Hall Sconces
000131	Light, Accent, Chandelier
000132	Light, Accent, Chandelier, Lobby
000133	Light, Accent, Sconce
000136	Lights - Accent & Night
000137	Lockers
000140	Mirror @ Public Restroom
000141	Mirrors, Whirpool Tubs
000142	Office Furnitue/Files
000143	Pavillion Booths
000145	Reception Desk
000149	Signage & Electrical
000150	Sink, Boardroom, 1-Bowl
000151	Sink, Breakroom (2)
000152	Sink, Hand, SS
000153	Sink, Janitor (2)
000154	Smoker’s Station (4)
000155	Stackable Chair @ Pool (30)
000156	Storefront, Sliding Doors, Vestibule
000157	Surfboards Shelf Unit
000159	Table @ Lobby - Focal (1)
000160	Table @ Lobby- Round (3)
000161	Table @ Lobby-Console (12)
000162	Table @ Lounge (12)
000164	Umbrella @ Pool (2)
000165	Valance @ Pavilion
000168	Waste Receptacles
000169	Waste Receptacles
000350	Bar Stools (10)
000351	Bench for Vestibule (2)
000352	Breakfast Booth Cushions
000353	Desks 60 X 30 (3)
000354	Hostess Station
000356	Rolled Arm Benches (2)
000357	Sales Office Chairs (6)
000358	Waitress Station
000383	Bar Stools {16}
000384	Bar Table Tops {4}
000385	Desk/Credenze-Sales Office

4

000386	Florescent Lamps-Bases&Bulbs-Mtg Rooms
000388	Menu Display Stand-Mirror Brass
000389	Portable Dance Floor
000390	Additional Bar Top-Granite
000406	Pendant Lamps (3)
000407	Reupholster Booth Seats
000408	Canopy - Canvas
000426	Exercise Rm - Towel Station
000428	Exercise Rm - Blinds
000429	Exercise Rm - Mirrors Frames & Sign
000430	Lobby Sofa (2)
000431	Lounge Chair (4)
000432	Office Furniture - Sales Cubes
000451	Lobby Bench
000452	Floor Mat
Location = 45-Hotel Equi
000172	Hilton OnQ PMS Software
000173	Automatic Scrubber - Saber 17
000174	Breakroom - Friges (2)
000175	Breakroom - Microwave
000176	Busi Center Printer - Inkjet 2300
000178	Card Reader (4)
000179	Carpet Extractor - Cadet 7
000180	Cisco Internet Routers (12)
000183	Conference Phone - Soundstation
000184	Dehumidification Unit, Pool
000185	Dryer - Gas 120# Micro (3)
000187	Exhaust System
000188	Generator, Emergency, 200KW
000189	Glass Door Freezer - Pavillion
000190	Glass Door Refrigerator - Pavillion
000191	Guest Laundry - Dryer
000192	Guest Laundry - Washer
000193	Health-O-Meter Scale
000194	Hotel Equipment - Contractor Misc.
000195	Hotel Equipment - Electrical
000196	Hotel Equipment - Plumbing
000197	Housekeeping Carts (20)
000198	HP Deskjet 6540
000199	HSI Restaurant POS Hardware
000200	HSI Restaurant POS Software
000201	Ice Machine - 30” Dispenser (8)

5

000202	Ice Machine - Modular Cuber (8)
000203	Ice Machine Filter System (2)
000204	Ice Machine Modular Cuber
000205	Interior Surveylance System
000206	Laundry Carts (8)
000207	Luggage Carts (4)
000208	Mitel Phone System
000209	OnQ Forms Software
000210	Onzone Sanitizer
000211	Optiplex GX280 - AGM-6YCCL71
000212	Optiplex GX280 -Sales-HYGG871
000213	Optiplex GX280 -Sales-8FB9M81
000214	OptiPlex GX280-Busi Center-BDWG81
000215	OptiPlex GX280 - Busi Center-3MMPL81
000216	Optiplex GX280 - DOS-DGB3Y61
000217	Optiplex GX280 - F&B Manager-17HG871
000218	Optiplex GX280 - GM-4JD9561
000219	Optiplex GX280 - Sales-1YCCL71
000220	OptiPlex GX280 - Sales-GKCKW71
000223	Hilton Training PC
000224	Oreck Sweepers (2)
000226	Pump, Recirculating, Pool
000228	Red Wall Phones (16)
000229	Safe Deposit Boxes
000230	Security System & Lighting
000231	Security System Camera
000232	Sound System Speakers
000233	Telephones
000238	Two-Way Radios (10)
000239	Utility Carts
000240	Vacuum - Sanitaire Backpack
000241	Vacuum - Sanitaire Bagless (16)
000242	Vacuum Wide Area 28”
000243	Washer - 100# OPL (2)
000244	Washer - 55# OPL
000245	Water Heater, Kitchen & Laundry Equip
000246	Water Softener, 25% Kitchen & Laundry
000247	Wheelchair - Tracer EX2
000248	Wireless Internet Install
000359	Electrial Wiring - Appliances & Cooler
000362	OnQ Workstation - Lenovo ThinkCentre
000363	OnQ Workstation - Lenovo ThinkCentre

6

000364	OptiPlex GX620 - Accountant-5JHVN91
000365	Phone System - Sales Office
000366	Pool Fence - Wading & Main Pool
000367	Printer - HP LaserJet 1320 TN - Sales Office
000368	Printer - Injet HP 2300
000369	Security System - Camera
000391	Carpet Cleaning Machine (1)
000393	Flush Kit f/Cleaning Multistack Air Conditioning Unit
000394	Modular Ice Cuber w/Bin (1)
000395	OptiPlex 745-Call Acct-CWCGPC1
000396	Polishing Machine f/Metal (1)
000398	Security Camera System & Upgrades
000409	HSIA Load Balancer
000410	LED Lobby Lights
000413	OnQ PC - Lenovo ThinkCentre M57
000414	OptiPlex 755-FOM-GTJLJH1
000415	OptiPlex 755-Sales-J77KBG1
000416	TV 42” Exercise Rm & (2) wall mounts
000433	Exercise Eq - AMT (2)
000434	Exercise Eq - Bench & Misc
000435	Exercise Eq - Precor 576i Exp
000436	Exercise Eq - Precor Trainer
000437	Exercise Eq - Recumbant Bike
000438	Exercise Eq - Stretch Trainer
000439	Exercise Eq - Treadmills (4)
000440	Exercise Equip - Electircal
000441	Sales Office - Voice/Data Wiring
000454	TV LCD 42”
000455	HSIA Installation
000456	TV LCD 32”
000457	OptiPlex 780-491JNN1-Maint
000458	Service Cart
000460	Heavy Duty Laundry Basket
000461	LG 37” LCD Monitor - 376D450C
000462	Cart for LCD Monitor
000463	Polycom Speakerphone Cases (2)
000464	LCD Projector Cases (2)
000465	Teleconference Phone (2)
000466	Flipchart Stand (10)
000467	Tripod Screen 8’ (2)
000468	Tripod Screen 6’ (2)
000469	Projector-LCD (2)

7

000470	Shure Combo Kit (2)
000471	Podium (2)
Location = 50-Sign
000249	Transworld Signs
Location = 55-Automobiles
000444	2008 Dodge Grand Caravan
000445	1999 Dodge Ram - Plow Truck
000446	Plow Truck - Plow & Salter
Location = 60-Rest F&F
000250	Artwork @ Meeting Room
000251	Banquet Table (18”X 72”X 29” (90)
000252	Banquet Table (30”X 72”X 29”) (8)
000253	Banquet Table (60” Dia X 29”) (40)
000254	Banquet Table Truck (4)
000255	Banquet Table Truck-Rounds (3)
000256	Bar Stool (4)
000257	Board Room Table
000258	Dining Arm Chair (40)
000259	Dining Side Chair (50)
000260	Dining Table, 24” X 33” (21)
000261	Dining Table, 33” X 33” (14)
000262	Display Stand (2 Tier, Footed)
000263	Folding Table Lectern (3)
000264	Stacking Chair @ Mtng Rms (350)
000265	Sink, Meeting Room, 1-Bowl
000266	Tall Meeting Tables (20)
000267	Visual Board Cabinet 60X48
Location = 65-Rest Equip
000268	Backbar Refrigerated Cabinet
000269	Banquet Cabinet - Mobile/Heated (3)
000270	Beverage Counter
000271	Bus Cart - 3 Shelf
000272	Cabinet - Mobile/Heated (2)
000273	Chafers (5)
000274	Charbroiler - Gas
000275	Clean Dishtable
000276	Convection Oven - Gas
000277	Cooler Refrigeration
000278	Dish Dolly
000279	Dishtable
000280	Dishwasher - Conveyor Type
000281	Disposer

8

000282	Dolly Dish Adjustable
000283	Dolly Dish Adjustable (2)
000284	Drop-In Cold Food Unit
000285	Drop-In Hot Food Unit
000286	Exhaust Hood
000287	Feezer Refigeration
000288	Food Mixer SP20 & Stand
000289	Food Processor
000290	Food Processor 3 Qrt
000291	Food Slicer
000292	Food Warmer, Drop-in (2)
000293	Freezer - Undercounter
000294	Fryer - Gas (2)
000295	Glass Door Freezer
000296	Glass Door Refrigerator
000297	Hand Mixer MP550
000298	Hand Sinks (4)
000299	Heat Lamps (4)
000300	Kettle, Electric, Tilting
000301	Main Galley Exhaust System
000302	Microwave 1000W
000303	Preparation Exhaust System
000304	Projection Screen 10’x10’
000305	Projection Screen 60x60 (3)
000306	Projection Screens - Contractor
000307	Projection Screens - Electrical
000308	Range - 60” Gas
000309	Range, Gas
000311	Refrigerated Milk Dispenser
000312	Refrigerated, Reach-in
000313	Sink 3-Compartment
000314	Skillet, Gas, Tilting
000315	Sneeze Guard Package
000316	Soda Lines, Kitchen
000317	Soak Sink - Portable
000318	Stacking Chair Hand Truck (4)
000319	Steam table pan rack
000320	Toaster - Conveyor Type
000321	Toaster, Pop-up Type (2)
000322	Tripod Screen
000323	TV 27” w/wall mount - Bar
000324	Underbar Modular Unit & Ice Bin

9

000325	Utility Cart - 2 Shelf
000326	Walkin Cooler/Freezer
000327	Wall Mounted Shelf & Pot Rack
000328	Wire Shelving
000329	Work table 60” long (2) w/sink
000330	Work Table 96” long
000331	Work Tables 120” w/Sinks
000332	Work Tables 72” Long (2)
000371	Walk-In Cooler
000372	HSI - POS System Workstation
000373	Portable Bar
000374	Inventory Scanner - Pantry
000375	Stove - Add Salamander
000417	Grease Filtering/Recycling Machine
000442	Refrigerator - Sandwhich Bar
000443	Vacuum Packaging Machine
000459	POS Terminal at Bar

10

EXHIBIT C

LIST OF HOTEL CONTRACTS

AAA	Official Appointment
The Knowland Group	Market Intelligence, Lead Generation-Reader Board
VFM Leonardo Sales	Advertising (Photoflicks Production)
PrinterOn	Hot Spot Printing Service
ADP	Payroll processing & tax filing, HRIS, Timekeeping
Comcast	TV cable
Comcast	Secondary Internet Circuit
Commercial Record Center	File Storage
Mickey’s Linen	Linen supply & laundry service F&B
Fox Valley Fire Safety	Fire Extinguishers
Hospitality Solutions Int’l.	POS Software Maintenance
Industrial Water Management	HVAC Water Treatment Program
Lodgenet	In room entertainment
Muzak	Lobby Music
Siemens	Fire Protection Panel
Sprint	Cell Phone Service
ThyssenKrupp Elevator	Elevator Maintenance
Waste management	Waste Removal
AT&T/Wayport	HSIA Support

Leases
Leasing Associates	2010 Ford 12 Passenger Van
Leasing Associates	2010 Ford 14 Passenger Bus
GFC Leasing	Image Runner 3225, Image runner 2018i
Hampton Inn O’Hare	Clear Channel Advertising share

Hilton	OnQ - PMS System
Hilton/Hotel Direct Center	Reservation Center - call center
Hilton	Primary Internet Circuit (3.0GBps INCS)

Tharldson Communications	Zero Plus Commissions
ATM Systems	ATM Machine
Unilever Best Foods	Lipton Brewed Iced Tea-Equipment Agreement
Chicago River Road Restaurant, LLC	Restaurant Lease
Illinois Trade Association	Guest Room trades for goods/services

11

Utility Contracts
Constellation New Energy	Electricity
Blackhawk Energy Services, LLC
D/b/a Constellation New Energy
Gas Division Illinois, LLC	Natural Gas Agency Agreement
Nicor Gas	Gas
City of Des Plaines	Sewer/Water

FIS Merchant Services
GCS/Fuse Box

12

EXHIBIT D

CONSENTS AND APPROVALS

A.	Consents Required Under Hotel Contracts:

As shown on Exhibit C to the Purchase Contract

B.	Consents Required Under Other Contracts:

As shown on Exhibit C to the Purchase Contract

C.	Governmental Approvals and Consents:

It has been our experience in general, that governmental permits and licenses are not assignable to third party purchasers. As a consequence the Buyer will likely be required to obtain from the appropriate governmental authorities new licenses and permits for use in the operation of the Hotel. As a consequence of applying for such licenses and permits, municipalities may conduct inspections of the subject Hotel and may impose special requirements as a condition to obtaining needed licenses and permits.

D.	Membership Approval and Consent:

Seller shall have received the written consent of the members of Seller owning that percentage of membership interests needed under Seller’s Operating Agreement to permit and authorize Seller to sell the Hotel and the Property to Buyer under and in accordance with the terms of this Purchase Contract.

EXHIBIT E

ENVIRONMENTAL REPORTS

1.	Asbestos survey report by Versar dated December 2000;

2.	Phase I environmental site assessment report prepared by STS Consultants dated January 3, 2001;

3.	Letter from STS Consultants dated February 7, 2001 to McShane regarding the Phase I report;

4.	Phase II environmental report prepared by STS Consultants dated February 16, 2001;

5.	Phase I environmental site assessment report prepared by LandAmerica Assessment Corporation dated December 5, 2005.

EXHIBIT F

CLAIMS OR LITIGATION PENDING

None

-i-

EXHIBIT G

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of _______, 2010 by and among _____________________, a ___________ ________________ (“Seller”), _______________________ (“Indemnitor”) APPLE TEN HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated _______ ___, 2010 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

          WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

                    1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

                    2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

                    3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

                              B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly

-ii-

deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

                              C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

                    4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

                    5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                              B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

                              C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or

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affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

                    6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

                              B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

                    7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller or Indemnitor, to:

Attention:
Fax No.: (___) ___-____

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(ii)	If addressed to Buyer, to:

Apple Ten Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attn: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:

Apple REIT Ten, Inc. 814 E. Main Street Richmond, Virginia 23219 Attn: Legal Dept. Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division 5501 LBJ Freeway, Suite 200 Dallas, Texas 75240 Attn: Debby Moore Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

                    8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

                    9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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          IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

By:

Name:

Title:

INDEMNITOR:

By:

Name:

Title:

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

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EXHIBIT H

Existing Loan

Name, Address, Email and Telephone Number Lender:

Morgan Stanley Mortgage Capital
1221 Avenue of the Americas
New York, NY 10020

Name, Address, Email and Telephone Number of Servicer:

Wells Fargo Bank, N.A.
Commercial Mortgage Servicing
1901 Harrison Street
Oakland, CA 94612
Fax: (510) 446-3652

Date of Note: 1/27/2006

Maturity Date: 8/1/2016

Interest Rate: 5.99%

Original Principal Amount of Note: $22,500,000

Date and Recording Info of Security Instrument: 1/27/2006

Outstanding Principal Balance as of 5/1/11: $20,949,357.27

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